CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

Q2 2009 Overview

•	Net income rose to $6.8 million, or $0.22 per share, from $3.4 million, or $0.11 per share, in Q2 2008

○ Q2 2009 net income included a one-time income tax benefit of $4.6 million, or $0.15 per share

•	Pre-tax income was $5.7 million in Q2 2009 as compared to $6.9 million in Q2 2008

•	Resorts sales of $52.0 million in Q2 2009 as compared to $107.1 million in Q2 2008

○ Reflects the deliberate reduction of Bluegreen-financed Resort sales in light of the challenging commercial credit markets

○ Despite lower sales, Resorts Field Operating Profit (1) increased to $6.0 million in Q2 2009 as compared to $5.4 million in Q2 2008

•	Bluegreen Communities sales decline to $4.6 million in Q2 2009 compared to $13.0 million in Q2 2008

•	Rollout of fee-for-service business model progressing

•	Unrestricted cash and equivalents of $66.3 million at June 30, 2009

•	Book value of $12.80 per share

Boca Raton, Fla. – August 7, 2009 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the second quarter ended June 30, 2009.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We believe that our strong second quarter results both validate and reflect the success of our previously announced corporate strategic initiatives, which were implemented to mitigate the effects of significantly contracted commercial credit markets and weak general economic conditions. Although Resorts sales were lower, reflecting the deliberate downsizing of our sales and marketing operations, expenses declined, sales efficiencies improved, and we maintained pre-tax and after-tax profitability. Our Resorts owner base increased, sales to existing owners rose, and prospect conversion rates improved compared to the same period in 2008. We continue to focus on generating and preserving cash in light of the current credit environment. As previously announced, we reached separate agreements with lenders that extended the maturities of existing credit facilities with an aggregate of approximately $130.1 million outstanding, and also extended the revolving advance period under an existing $150 million revolving timeshare receivables purchase facility. We continue to work with current and potential lenders to extend the maturities of our debt and to secure additional financing. We are also continuing to explore various potential alternative avenues to obtain new sources of liquidity. Cash sales at Resorts — either at closing or within thirty days — represented 42% of our Resorts sales during the second quarter of 2009, up significantly from the same period last year and further improved compared to the 40% generated in the first quarter of 2009. We also benefited from decreased cash requirements as a result of lower sales and marketing expenses, and reduced our capital spending for inventory and fixed assets without compromising the customer experience.

(1)

Field operating profit (loss) is defined as operating profit (loss) prior to the allocation of corporate overhead, interest income, sales of notes receivable, other income (expense) net, interest expense, non-controlling interest, restructuring charges, goodwill impairment charges and income taxes.

Bluegreen Corporation August 7, 2009	Page 2

“Our plan to increase revenues from fee-based businesses is also beginning to gain traction. As announced in July, we signed contracts with four third-party resort developers to provide a broad range of timeshare services and product offerings, leveraging our expertise in sales and marketing, resort management and administration.”

BLUEGREEN RESORTS

Supplemental Segment Financial Data
Three and Six Months Ended June 30, 2009 and June 30, 2008
(In 000’s, except percentages)

	Three Months Ended June 30,				Six Months Ended June 30,

	2009	% of Sales	2008	% of Sales	2009	% of Sales	2008	% of Sales

	(unaudited)		(unaudited)		(unaudited)		(unaudited)

Contract sales	$60,135		$136,110		$101,201		$239,818
Recognition (deferral) of sales under SFAS No. 152	492		(9,968)		10,844		(15,052)
Impact of percentage-of-completion	—		(227)		—		(382)

Gross sales of real estate	60,627	100%	125,915	100%	112,045	100%	224,384	100%
Estimated uncollectible VOI notes receivable	(8,650)	(14)%	(18,795)	(15)%	(16,548)	(15)%	(35,162)	(16)%

Gain on sales of notes receivable	—	0%	—	0%	—	0%	8,245	4%

Sales of real estate	51,977	86%	107,120	85%	95,497	85%	197,467	88%
Cost of sales of real estate	(18,443)	(30)%	(23,390)	(19)%	(29,658)	(26)%	(44,104)	(20)%

Gross profit	33,534	56%	83,730	66%	65,839	59%	153,363	68%

Other resort service revenues	13,488	22%	15,067	12%	26,684	24%	29,029	13%
Cost of other resort services	(7,171)	(12)%	(8,574)	(7)%	(15,844)	(14)%	(18,325)	(8)%

Gross profit on other resort services	6,317		6,493		10,840		10,704

Selling and marketing expense	(28,613)	(47)%	(78,452)	(62)%	(53,185)	(48)%	(139,121)	(62)%
Field G & A expense	(5,237)	(9)%	(6,398)	(5)%	(9,934)	(9)%	(13,776)	(6)%

Total field operating expense	(33,850)	(56)%	(84,850)	(67)%	(63,119)	(57)%	(152,897)	(68)%

Field operating profit	$6,001	10%	$5,373	4%	$13,560	12%	$11,170	5%

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

Other data (not in 000’s):	Q2 2009	Q2 2008	Q2 2009	Q2 2008

Sales to Bluegreen Vacation Club owners, as a percentage of Resort sales	53.0%	44.0%	53.0%	45.0%
Number of VOI sales transactions	5,515	12,324	9,285	21,700
Average sales price per transaction	$11,170	$11,087	$11,044	$11,013
Total marketing prospect tours	36,620	91,800	58,649	160,600
New marketing prospect tours	21,667	66,800	34,371	113,900
Sale-to-tour ratio (total prospects)	15.1%	13.4%	15.8%	13.5%
Sale-to-tour ratio (new prospects)	11.7%	9.4%	12.4%	9.9%
Sales deferred under SFAS No. 152 as of end of period			$12.4 million	$39.6 million
Field operating profit deferred under SFAS No. 152 as of end of period			$6.4 million	$23.3 million

Bluegreen Corporation August 7, 2009	Page 3

Lower Resorts sales during the second quarter of 2009 reflected the deliberate downsizing of the Company’s sales and marketing operations in connection with strategic initiatives implemented in the fourth quarter of 2008 to better position Bluegreen in the current credit and economic environment. During the second quarter of 2009, Bluegreen operated 18 sales offices as compared to 28 sales offices in the second quarter of 2008.

Gross profits from other resort services in the second quarter of 2009 was $6.3 million, or 46.8% of the related revenues, as compared to $6.5 million, or 43.1% of the related revenues, in the same period last year. As referenced above, Bluegreen is continuing to focus on growing its resorts management services business, which is cash-based and therefore has historically not been dependent on the credit markets.

Field Operating Profit rose to $6.0 million, or 10% of contract sales, from $5.4 million, or 4% of contract sales, in the second quarter of 2008.

Bluegreen’s owner base increased to 213,000 at June 30, 2009 from 209,300 at March 31, 2009. As expected, VOI (Vacation Ownership Interest) sales transactions and tour flow declined reflecting the impact of the strategic initiatives; however, total prospect conversion rates and new prospect conversion rates increased compared to the prior year period. Bluegreen believes this is a reflection of the quality of its products and services, the professionalism of its sales associates and its focus on what it believes to be its most efficient and effective marketing channels.

Selling and marketing expenses in the second quarter of 2009 declined to 47% of gross sales of real estate from 62% in the second quarter of 2008. Total field operating expenses also declined to 56% of gross sales of real estate from 67% in the same period one year ago. Bluegreen believes that these efficiencies primarily resulted from the implementation of the strategic initiatives, as well as from a higher percentage of sales to existing owners during the second quarter of 2009 (53%) as compared to the second quarter of 2008 (44%), which generally require lower associated marketing costs compared to new prospects.

Delinquencies over 30 days on the total serviced timeshare receivables portfolio at June 30, 2009 were 4.9% of a serviced portfolio of approximately $846 million in receivables, compared to 5.7% of a serviced portfolio of approximately $879 million at March 31, 2009. The average annual default rate rose to 11.6% for the 12 months ended June 30, 2009 from 8.2% for the 12 months ended June 30, 2008. Although Bluegreen believes that the increase in the default rate is primarily a function of the growing unemployment rate in the United States, the Company expects that the performance of loans originated in 2009 will reflect our newly-implemented initiatives, which included new underwriting standards and a focus on obtaining increased down payments at the time of sale.

Bluegreen Corporation	Page 4
August 7, 2009

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data
Three and Six Months Ended June 30, 2009 and June 30, 2008
(In 000’s, except percentages)

	Three Months Ended June 30,				Six Months Ended June 30,

	2009	% of Sales	2008	% of Sales	2009	% of Sales	2008	% of Sales

	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Sales of real estate	$4,578	100%	$12,966	100%	$6,913	100%	$33,875	100%
Cost of sales of real estate	(3,696)	(81)%	(7,582)	(58)%	(4,586)	(66)%	(17,826)	(53)%

Gross profit	882	19%	5,384	42%	2,327	34%	16,049	47%

Other Communities operations revenues	2,459	54%	2,739	21%	3,939	57%	6,647	20%
Cost of other Communities operations	(2,749)	(60)%	(2,500)	(19)%	(4,699)	(68)%	(5,436)	(16)%

Gross profit (loss) on other operations	(290)		239		(760)		1,211

Selling and marketing expense	(1,243)	(27)%	(3,212)	(25)%	(2,377)	(34)%	(8,347)	(25)%
Field G & A expense	(1,003)	(22)%	(1,376)	(11)%	(2,466)	(36)%	(4,009)	(12)%

Total field operating expense	(2,246)	(49)%	(4,588)	(36)%	(4,843)	(70)%	(12,356)	(37)%

Field operating profit (loss)	$(1,654)	(36)%	$1,035	8%	$(3,276)	(47)%	$4,904	14%

Other data (not in 000’s):
Average sales price per homesite	$46,799		$74,473		$55,289		$80,393
Sales deferred under percentage-of-completion accounting as of end of period(3)					$2.6 million		$6.9 million
Field operating profit deferred under percentage-of-completion accounting as of end of period(2)					$752,000		$2.6 million

(2) It is expected that these amounts will be recognized in future periods ratably with the development of Communities projects.

Sales at Bluegreen Communities continue to be adversely impacted by the deterioration of the general economy and the real estate markets, in particular. There has been a decline in demand for the Company’s homesites, especially for higher priced premium homesites. Traditional media-based advertising channels have proven to be less effective in the current market environment, and therefore Bluegreen Communities has transitioned its marketing focus primarily to regional, Internet-based programs. During the second quarter of 2009, the Company experimented with various promotions, including price reductions on completed homesites at certain communities. While these promotions generated sales volume during the quarter, it was the primary reason why cost of sales of real estate increased as a percentage of sales. Bluegreen Communities continues to focus its efforts on reducing its costs in response to declining sales volumes.

Bluegreen Corporation	Page 5
August 7, 2009

SELECTED OTHER FINANCIAL INFORMATION

Net interest spread (interest income minus interest expense) was $9.6 million for the second quarter of 2009 compared to $11.5 million in the same period last year, reflecting higher interest expense due to a higher average aggregate balance of debt, primarily related to the Company’s accounting for all receivable financing transactions as “on-balance sheet” since March 2008. Higher interest expense was partially offset by higher interest income earned on notes receivable, both as a result of having more notes receivable on Bluegreen’s balance sheet and due to an interest rate increase on loans originated after November 1, 2008.

As of

	June 30, 2009	December 31, 2008

Unrestricted cash	$66.3 million	$60.6 million
Book value per share	$12.80	$12.24
Debt-to-equity ratio: recourse and non-recourse debt	1.48:1	1.52:1
Debt-to-equity ratio: recourse debt only	1.13:1	1.16:1

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is the leader in providing Colorful Places to Live and Play® through its vacation ownership resort and residential real estate business segments. Our more than 3,100 employees are passionate about delivering extraordinary experiences for our owners, travelers and business partners. Since 1994, Bluegreen has managed, marketed and sold a flexible, real estate-based vacation ownership plan, currently with more than 213,000 owners, 50 resorts, and access to more than 3,700 resorts worldwide. Since 1985, Bluegreen Communities has developed master-planned residential and golf communities primarily in the southern and southeastern U.S., and has sold over 55,000 homesites. We also offer a portfolio of comprehensive, turnkey, fee-for-service resort management, financial services, customer generation and sales solutions to third-party developers and lenders. For more information, visit www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company may not be able to refinance or restructure outstanding debt; the Company’s strategic initiatives are not maintained successfully, do not have the expected impact on the Company’s financial position, results of operations, liquidity and credit prospects; the performance of the Company’s vacation ownership notes receivable may continue to deteriorate in the future; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; sales and marketing strategies related to Resorts and Communities properties may not be successful; retail prices and homesite yields for Communities properties may be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; fee-for-service initiatives may not be successful; deferred sales may not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2009, Form 10K/A filed on April 30, 2009, and Form 10-Q to be filed on or about August 7, 2009.

Bluegreen Corporation	Page 6
August 7, 2009

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Income
(In 000’s, Except Per Share Data)

	Three Months Ended		Six Months Ended

	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

	(unaudited)		(unaudited)
REVENUES:

Vacation ownership sales	$51,977	$107,120	$95,497	$197,467
Homesite sales	4,578	12,966	6,913	33,875

Total sales	56,555	120,086	102,410	231,342

Other resort and communities operations revenue	15,947	17,806	30,623	35,676
Interest income	17,695	13,503	36,188	23,464
Other income, net	1,834	208	1,299	473

Total operating revenues	92,031	151,603	170,520	290,955

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	18,443	23,390	29,658	44,104
Homesite cost of sales	3,696	7,582	4,586	17,826

Total cost of sales	22,139	30,972	34,244	61,930

Cost of other resort and communities operations	9,920	11,074	20,543	23,761
Selling, general and administrative expenses	46,162	100,639	87,553	188,308
Interest expense	8,100	2,041	15,435	6,990

Total operating expenses	86,321	144,726	157,775	280,989

Income before non-controlling interest and provision for income taxes	5,710	6,877	12,745	9,966
(Benefit) Provision for income taxes (3)	(2,654)	2,112	(358)	2,967

Net income	8,364	4,765	13,103	6,999
Less: Net income attributable to non-controlling interests	1,550	1,320	2,736	2,158

Net income attributable to Bluegreen Corporation	$6,814	$3,445	$10,367	$4,841

Net income per share
Basic:	$0.22	$0.11	$0.33	$0.16

Diluted:	$0.22	$0.11	$0.33	$0.15

Weighted average number of common and common equivalent shares:
Basic	31,076	31,227	31,071	31,220

Diluted	31,081	31,454	31,077	31,459

(3)

Provision for income tax included an adjustment to deferred income taxes in the second quarter of 2009 of approximately $4.6 million, a result of certain temporary book and tax difference becoming permanent. Excluding this benefit, Bluegreen estimates its effective tax rate for the second quarter of 2009 to be approximately 43%.

Bluegreen Corporation	Page 7
August 7, 2009

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000’s)

	June 30, 2009	December 31, 2008

ASSETS

Cash and cash equivalents (unrestricted)	$66,302	$60,561
Cash and cash equivalents (restricted)	28,833	21,214

Total cash and cash equivalents	95,135	81,775
Contracts receivable, net	7,174	7,452
Notes receivable, net	327,754	340,644
Prepaid expenses	10,692	9,801
Other assets	30,130	27,488
Inventory, net	518,909	503,269
Retained interests in notes receivable sold	98,272	113,577
Property and equipment, net	108,199	109,501

Total assets	$1,196,265	$1,193,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$10,548	$24,900
Accrued liabilities and other	51,996	52,283
Deferred income	20,266	29,854
Deferred income taxes	90,073	91,802
Receivable-backed notes payable	255,534	249,117
Lines-of credit and notes payable	224,903	222,739
Junior subordinated debentures	110,827	110,827

Total liabilities	764,147	781,522

Total equity	432,118	411,985

Total liabilities and shareholders’ equity	$1,196,265	$1,193,507

Bluegreen Corporation	Page 8
August 7, 2009

BLUEGREEN CORPORATION
Reconciliation of Field Operating Profit to Income Before
Non-controlling Interest and Income Taxes
(in 000’s)

	Three Months Ended		Six Months Ended

	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Field operating profit for Bluegreen Resorts	$6,001	$5,373	$13,560	$11,170
Field operating profit (loss) for Bluegreen Communities	(1,654)	1,035	(3,276)	4,904
Interest Income	17,695	13,503	36,188	23,464
Other income, net	1,834	208	1,299	473
Corporate general and administrative expenses	(10,066)	(11,201)	(19,591)	(23,055)
Interest expense	(8,100)	(2,041)	(15,435)	(6,990)

Income before non-controlling interest and income taxes	$5,710	$6,877	$12,745	$9,966